Exhibit 99.1

Vital Farms Appoints Kofi Amoo-Gottfried to Board of Directors

January 5, 2021—Austin, TX—Vital Farms (Nasdaq: VITL), a Certified B Corporation that offers a range of ethically produced pasture-raised foods nationwide, today announced the appointment of Kofi Amoo-Gottfried to its board of directors effective January 4, 2021. Amoo-Gottfried was appointed to the class of directors that will stand for election at the 2021 Annual Meeting of Stockholders.

Amoo-Gottfried is an accomplished marketing executive with nearly 20 years of experience building and driving growth for global consumer brands across the consumer packaged goods, technology, and retail industries. He currently serves as Vice President of Marketing at DoorDash, the nation’s leading last-mile logistics platform. Prior to joining DoorDash, Amoo-Gottfried held marketing leadership roles at Facebook, including Vice President of Brand and Consumer Marketing and Head of Consumer Marketing for Internet.org, a division that focused on increasing internet access in global regions where service is inaccessible. Before Facebook, Amoo-Gottfried served as Chief Strategy Officer at FCB New York and as Global Communications Director for the rum category of Bacardi Global Brands. Amoo-Gottfried was also Founder and Managing Director of Publicis West Africa and a Senior Strategic Planner at Wieden + Kennedy, a global creative company, where he led Strategy for the Nike business across all categories. He began his career at Leo Burnett, a global advertising agency. Amoo-Gottfried is also a member of the board of directors of Population Service International (PSI), a global health and human services non-profit organization. He holds a B.A. in Economics and International Studies from Macalester College.

“Kofi is a talented marketing executive, and we are delighted to welcome an executive of his caliber to our board of directors,” said Russell Diez-Canseco, President and CEO, Vital Farms. “He brings extensive experience across all facets of marketing, including brand strategy, creative, and communications as well as a strong connection to our mission to bring ethical food to the table. Kofi will add a valued perspective to our board as we continue building a brand that consumers trust for high-quality, ethically produced food.”

Matthew O’Hayer, Vital Farms Founder and Chairman of the Board, added, “I am thrilled to have Kofi join our board. In addition to leading a successful career in marketing, Kofi has dedicated his personal and professional time to serving others, a value in which we wholeheartedly believe and practice at Vital Farms. We are pleased that Vital Farms has attracted such dynamic and multifaceted board members whose collective experience and guidance will help us continue to improve the lives of people, animals, and the planet through ethically produced food.”

With Amoo-Gottfried’s appointment, Vital Farms has nine board members. Amoo-Gottfried will serve on the board’s nominating and corporate governance committee.

“Vital Farms has an inspiring business model and growth story, driven by a commitment to its stakeholders,” Amoo-Gottfried said. “I look forward to advising Vital Farms as a board member as the company continues to advance its growth strategy and build its trusted brand.”

About Vital Farms

Vital Farms, a Certified B Corporation, offers a range of ethically produced pasture-raised foods nationwide. Started on a single farm in Austin, Texas, in 2007, Vital Farms is now a national consumer brand that works with approximately 200 small family farms and is the leading U.S. brand of pasture-raised eggs and butter by retail dollar sales. Vital Farms’ ethics are exemplified by its focus on the humane treatment of farm animals and sustainable farming practices. In addition, as a Delaware Public Benefit Corporation, Vital Farms also prioritizes the long-term benefits of each of its stakeholders, including farmers and suppliers, customers and consumers, communities and the environment, and crew members and stockholders. Vital Farms’ pasture-raised products, including shell eggs, butter, hard-boiled eggs, ghee, egg bites and liquid whole eggs, are sold in approximately 16,000 stores nationwide.